Exhibit 15.1

Consent of independent registered public accounting firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-82318 and No. 333-83724) of Novo Nordisk A/S of our report dated 1 February 2010 relating to the Consolidated Financial Statements and the effectiveness of internal control over financial reporting, which appears in this Form 20-F.

PricewaterhouseCoopers
Statsautoriseret Revisionsaktieselskab
Copenhagen, Denmark
1 February 2010